Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-125001 on Form S-3 in this Registration Statement on Form S-1 of our report dated March 16, 2006, relating to the financial statements of Los Angeles SMSA Limited Partnership as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, appearing in the Annual Report on Form 10-K of Telephone and Data Systems, Inc. for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
October 10, 2006